Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement of Central Federal Corporation on Form S-8 (333-84817, 333-114025,  333-163102 and 333-207354), Form S-3 (333-110218, 333-124323 and 333-156564) and Form S-1/A (333-177434) of our reports dated March 23, 2016, on our audits of the consolidated financial statements of Central Federal Corporation as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 23, 2016